Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statements (Form S-8 No. 333-57645 and No. 333-113721) pertaining to the Stock Incentive Plan (1998) of Toll Brothers, Inc.,

2.	Registration Statement (Form S-8 No. 333-143367) pertaining to the Stock Incentive Plan for Employees (2007) of Toll Brothers, Inc., as amended,

3.	Registration Statement (Form S-8 No. 333-144230) pertaining to the Stock Incentive Plan for Non-Employee Directors (2007) of Toll Brothers, Inc., as amended,

4.	Registration Statement (Form S-8 No. 333-148362) pertaining to the Employee Stock Purchase Plan of Toll Brothers, Inc,

5.
Registration Statement (Form S-3 No. 333-178130) of Toll Brothers, Inc., Toll Corp., First Huntingdon Finance Corp., Toll Brothers Finance Corp., Toll Finance Corp. and the additional registrants named therein, and in the related Prospectus, and

6.
Registration Statement (Form S-4 No. 333-179380) of Toll Brothers, Inc. Toll Corp., First Huntingdon Finance Corp., Toll Brothers Finance Corp., and the additional registrants named therein and in the related Prospectus;

of our report dated December 28, 2012, (except Note 1 and Note 19, as to which the date is July 16, 2013) with respect to the consolidated financial statements of Toll Brothers, Inc. for the year ended October 31, 2012, included in this Annual Report on Form 10-K/A for the year ended October 31, 2012.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
July 16, 2013